Exhibit 99.1

Nexstar Broadcasting Completes Acquisition of Quorum Broadcast Holdings

IRVING, Texas, Dec 31, 2003 (BUSINESS WIRE) — Nexstar Broadcasting Group, Inc. (NXST) today announced that it has completed the acquisition of all the subsidiaries of Quorum Broadcast Holdings, LLC, which own or operate 11 television stations (including WTVW, which is under contract for sale) and provide management, sales or other services to an additional 5 stations. Giving effect to the transaction, Nexstar enters 9 new mid-size markets, increasing the number of stations the Company owns, operates or provides services to by 60 percent.

Under the terms of the definitive agreement announced on September 12, 2003, Nexstar paid total consideration of approximately $230 million through a combination of cash, shares of its common stock and the assumption or refinancing of Quorum’s debt, net of expected proceeds from the sale of WTVW. Nexstar financed the transaction with certain proceeds from the Company’s initial public offering of stock completed on November 24, 2003, the private placement of $125.0 million aggregate principal amount of senior subordinated notes by Nexstar Broadcasting, Inc., additional borrowings under the Company’s amended senior credit facility and cash on hand.

“The Quorum acquisition brings us a highly complimentary portfolio of stations in terms of geographic reach, market size and a focus on operating multiple stations in a market,” remarked Perry A. Sook, President and CEO of Nexstar Broadcasting. “Of the nine new markets that we will enter, five will offer the revenue opportunities and cost saving benefits of a duopoly market.”

“We believe this purchase validates our disciplined acquisition strategy and emphasis on opportunities that can offer our shareholders a significant return on investment,” continued Mr. Sook. “We expect the acquisition to be accretive to our financial results, and we have already begun harvesting substantial cost savings at these stations since assuming day-to-day operating responsibilities for them last fall.”

Nexstar also reconfirmed its expectation that the previously announced transactions to sell WTVW in Evansville, Indiana for $43.0 million and acquire KPOM and KFAA in Fort Smith-Fayetteville-Springdale-Rogers, Arkansas are both expected to be completed during the first quarter of 2004.

About Nexstar Broadcasting Group, Inc.

Nexstar Broadcasting Group owns, operates, programs or provides sales and other services to 42 television stations in 26 markets in the states of Illinois, Indiana, Maryland, Missouri, Montana, Texas, Pennsylvania, Louisiana, Arkansas, Alabama and New York. Nexstar’s television station group includes affiliates of NBC, CBS, ABC, FOX and UPN, and reaches approximately 7% of all U.S. television households.

Note Regarding Forward-Looking Statements

Statements in this release that are “forward-looking statements” are based upon current expectations and assumptions, and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as “intends”, “expects,” “expected,” “anticipates” or variations of such words and similar expressions are intended to identify such forward-looking statements. Key risks are described in the Company’s reports filed with the Securities and Exchange Commission (SEC). Readers should note that these statements are subject to change and to inherent risks and uncertainties, and may be impacted by several factors, including: economic and regulatory changes, the loss of key personnel, a downturn in the performance of our television stations, the Company’s substantial debt levels, and changes in the broadcast industry generally. The Company’s actual performance and results could differ materially because of these factors and other factors discussed in the “Management’s Discussion and Analysis of Results of Operations and Financial Condition” in our SEC filings, including but not limited to annual reports on Form 10-K or quarterly reports on Form 10-Q, copies of which can be obtained from the SEC, www.sec.gov, or our website, www.nexstar.tv.

SOURCE: Nexstar Broadcasting Group, Inc.

Nexstar Broadcasting Group, Inc.

Bob Thompson, Chief Financial Officer, 972/373-8800